12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

April 2, 2007

Confidential

Power3 Medical Products, Inc.
Attn: Steven B. Rash, President and CEO
3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas 77381

Re:	Formation of Joint Venture & Issuance of Convertible Debenture and Related Securities

Dear Steve:

The purpose of this agreement (the “Agreement”) is to memorialize the transaction pursuant to which NeoGenomics, Inc., a Nevada Corporation (together with its subsidiaries, the “Purchaser”) will (i) purchase a convertible debenture issued by Power3 Medical Products, Inc., a New York corporation (the “Company”), (ii) form a joint venture contract research organization with the Company, and (iii) obtain the right to acquire up to 60% of the common stock (the “Common Stock”) of the Company (on a fully diluted basis).

The following are the points agreed to by the Company and the Purchaser:

1. Issuance of the Convertible Debenture. The Company hereby agrees to issue and the Purchaser hereby agrees to purchase a convertible debenture (the “Debenture”) in the principal amount of Two Hundred Thousand Dollars ($200,000) (the “Principal Amount”). The sale of the Debenture will take place at a closing (the “Closing”) on or before fifteen (15) days after the date on which the Company executes this Agreement.

2. Terms of Debenture Purchase Agreement. The Company will make customary representations, warranties and indemnities regarding the Company and the related business in a Purchase Agreement to be entered into by the Parties prior to Closing (the “Purchase Agreement”). The parties will agree to customary covenants and other matters typically found in agreements relating to transactions of this type, size and complexity.

3. Convertible Debenture. The Debenture will be issued at the Closing and will be convertible into shares of the Common Stock of the Company in whole or in part at the discretion of the Purchaser for a period of two (2) years after the Closing. The initial conversion price for any such conversion shall be $0.20 per share; provided, however, that the conversion price shall be reset at any time and from time to time, in accordance with paragraphs 7 and 9 hereof. The Debenture shall accrue interest at 6% per annum, payable quarterly, and the principal amount of the Debenture shall be due and payable two (2) years after the Closing.

Power3 Medical Products, Inc.
April 2, 2007

4. Formation of Joint Venture. The Company and the Purchaser have agreed to form a joint venture (the “Joint Venture”) for the purpose of establishing a contract research organization (“CRO”) for the benefit of both parties which will commercialize the Company’s intellectual property. The ownership percentages for the joint venture will be 60%-80% ownership by the Purchaser and 20%-40% ownership by the Company. The parties agree that they will use their best efforts to define the business plan, form the Joint Venture and identify the initial staffing for the CRO prior to the date on which the First Option (as defined in paragraph 6 below) is exercised. The parties further agree that they will negotiate a final equity split for the CRO within the ranges specified above in good faith once the business plan for the CRO has been established. The Company agrees to license its existing and future technology and intellectual property into the CRO pursuant to paragraph 5 hereof, and the Purchaser agrees that it will cover the initial start-up expenditures of the CRO as defined in the mutually agreed upon business plan. The Company agrees that both its current CEO and Director of Proteomics will serve as officers of the CRO. The Company agrees that the CRO, among other activities, shall have the primary responsibility of commercializing any of the Company’s intellectual property and technology that are not otherwise exclusively licensed to third parties as of the date on which the Joint Venture is formed. As part of such commercialization activities, the Purchaser agrees that revenues from the following activities shall be run through the CRO; provided, however, that it is anticipated that the CRO will subcontract for laboratory and other services from the Company:

-	inclusion/exclusion testing in support of pharmaceutical clinical trials;

-
sales and marketing of homebrew tests based on the Company’s technology and intellectual property, including, but not limited to, sales of homebrew tests for use in any health clinics with which the Company is already dealing or other entities which have expressed an indication of interest for marketing tests based on the Company’s technology (including the opportunity in the country of Turkey), regardless of whether such homebrew tests utilize 2D Gel technology or high throughput reagent-based technology;

-	sales and marketing of the Company’s database of tissue samples and their respective disease profiles; and

-	such other activities as may be mutually agreed upon.

5. Technology and Intellectual Property License. The Company agrees that it will grant a non-exclusive license for selected applications to the CRO to use all of its existing and future technology, intellectual property, trade secrets, study data and any other confidential information (collectively, the “Intellectual Property”) to develop and market commercial products which are based on such Intellectual Property. The parties agree that they will negotiate in good faith which commercial applications will be included in the license as part of the process to define the CRO business plan, but that such license is expected to cover commercial applications that are not related to developing or marketing FDA-approved products and services unless such FDA-approved products and services utilize further intellectual property developed by the CRO. The Company acknowledges that the Purchaser intends to cause the Joint Venture, among other activities, to develop antibodies for some or all of the Company’s protein biomarkers for the purpose of developing reagents for high throughput diagnostic tests. The Company further acknowledges and agrees that to the extent the Joint Venture is successful in developing any one or more antibodies for the Company’s protein biomarkers or any other intellectual property or trade secrets, then any patents or other intellectual property arising from any such development activity will be owned by the Joint Venture. The Company agrees that it will inform the CRO and the Purchaser in a timely manner of any new Intellectual Property which it develops as part of said license and the Purchaser agrees that it will inform the CRO of any new developments that it makes with respect to products or services which could be marketed by the CRO. The parties also agree that, at all times, they will not withhold, or keep secret, from each other any information which may be of a material nature relating to technology, confidential information, study data or other information related to the development or marketing of commercial products based on the Company’s Intellectual Property for the CRO.

Power3 Medical Products, Inc.
April 2, 2007

6. First Option. In consideration of the Purchaser’s commitment to purchase the Debenture and form the Joint Venture as set forth herein, the Company hereby grants to the Purchaser an irrevocable option (the “First Option”) to purchase, in one or a series of transactions, voting convertible preferred stock (the “First Option Preferred Stock”) that is convertible into such number of shares of Common Stock equal initially to a maximum of 20% of the Company’s voting Common Stock (after taking into consideration all outstanding First Option Preferred Stock on an as-converted basis). The purchase price per share, which shall also equal the initial conversion price per share, of any First Option Preferred Stock purchased on any given day shall be equal to the lesser of a) $0.20/share, or b) an equity valuation of $20,000,000 divided by the Company’s fully-diluted shares outstanding on such date (the “First Option Purchase Price”). For the purposes of this Paragraph, all convertible instruments shall be included on an as-converted basis in the definition of fully diluted shares outstanding (including the pro forma shares required to convert the instruments listed in this paragraph 6(b)(iii) - 6(b)(v) to the extent they are not already included in the fully diluted shares outstanding at the time of any exercise of the First Option with the understanding that any convertible debentures still outstanding pursuant to paragraph 5(b)(iv) at the time of any exercise of the First Option will be assumed to be converted at the lower of the then market price of the Company or the First Option Purchase Price per share at the time of any exercise of the First Option) and all options and warrants shall be included on an as-exercised basis in the calculation of fully diluted shares outstanding to the extent that such options and warrants would be in-the-money at the resulting First Option Purchase Price per share. The First Option is irrevocable to the fullest extent permitted by law. The First Option will be exercisable, in whole or in part, at any time following the Closing, until the later of (such date hereinafter referred to as the “First Option Expiration Date”):

(a) November 16, 2007; or

(b) the date which is 10 business days after which the following conditions precedent have all been satisfied.

Power3 Medical Products, Inc.
April 2, 2007

(i)
The Company has provided satisfactory documentation to NeoGenomics of blinded studies of disease samples that demonstrate, to the reasonable satisfaction of NeoGenomics, statistically significant test results which show that the Company is achieving 90% specificity and 90% sensitivity with respect to identifying Alzheimers disease, Lou Gehrig’s disease (ALS), and Parkinsons’ disease using a defined and fixed set of protein biomarkers for each such disease.

(ii)
The Company has provided satisfactory documentation to NeoGenomics of blinded studies of breast cancer samples with at least 50 control specimens and 50 diseased specimens that demonstrate, to the reasonable satisfaction of NeoGenomics, statistically significant test results which show that the Company is achieving 90% specificity and 90% sensitivity with respect to identifying breast cancer using a defined and fixed set of protein biomarkers. NeoGenomics shall have the right, at its option, to provide the breast cancer samples to the Company for inclusion in this study, provided that such samples are provided by July 31, 2007.

(iii)
The Company has caused all of its existing convertible preferred stock of any kind to be converted to Common Stock, including but not limited to the Series B Convertible Preferred Stock issued to certain executives of the Company.

(iv)	The Company has used its best efforts to cause all of its existing convertible debentures to third parties to be converted to Common Stock.

(v)
The Company has caused all of the indebtedness owed to any officers, directors or employees of the Company to be converted into Common Stock, except for any amounts which are mutually agreed upon between the Purchaser and the Company.

The First Option Purchase Price will be paid in cash or in any combination of cash and Purchaser common stock at the option of the Purchaser; provided, however, that the Purchaser shall pay the first $1,000,000 in cash in the event that any part of the First Option is exercised. The parties agree that pursuant to this First Option, the Purchaser may purchase on any given day First Option Preferred Stock that is itself a voting security and is convertible into Common Stock outstanding, but that the Purchaser will also be issued warrants as additional consideration on such day that represents the same percentage of the non-voting Common Stock equivalents outstanding on such date. Thus, in addition to purchasing First Option Preferred Stock on any given day, the Purchaser shall also receive as additional consideration a warrant to purchase that number of shares of Common Stock which is equal to a percentage (the “Warrant Issue Percentage”) of the Company’s total warrants, options and other non-voting equity or equity linked securities (all on an as-converted or as-exercised basis) which are outstanding on such date (after giving effect to the issuance of the new warrants). The Warrant Issue Percentage will be equal to the percentage of the Company’s total voting securities outstanding on such date (i.e., the sum of the Common Stock and all First Option Preferred Stock outstanding) that is represented by the new First Option Preferred Stock that was issued on such day. Such warrants will have an exercise price equal to the initial conversion price of the First Option Preferred Stock being purchased on such day. All warrants issued in conjunction with any tranche of First Option Preferred Stock will have a five year term from the date of issuance. The conversion price of all First Option Preferred Stock and the exercise price of any related warrants issued in connection therewith may be reset from time-to-time in accordance with the provisions of paragraphs 7 and 9 hereof.

Power3 Medical Products, Inc.
April 2, 2007

7. Special Adjustments to the Conversion Prices of Outstanding First Option Preferred Stock and Related Warrants. The Company and the Purchaser agree that the conversion price for any tranche of First Option Preferred Stock which may be outstanding at any time and the exercise price of any warrants issued to the Purchaser in connection with any such tranche, in addition to being subject to the customary anti-dilution rights described in paragraph 9 hereof, will be subject to a weighted average reset in the following circumstances. If, at any time after any tranche of First Option Preferred Stock or any warrants issued in conjunction with such tranche are outstanding (each such tranche and its related warrants hereinafter referred to as a “Re-settable Security”), the Company shall issue or sell additional shares of Common Stock or any other security convertible into Common Stock (the “New Issue Security”) for a consideration per common share equivalent (such new issue price hereinafter referred to as the “New Issuance Price”) less than the then conversion price or exercise price of any tranche of Re-Settable Security, then the conversion price or exercise price for each such applicable tranche of Re-Settable Security shall automatically be reduced, concurrently with such new issue, to a lower conversion or exercise price, as the case may be (calculated to the nearest cent), determined by multiplying (i) the difference between the conversion or exercise price of the tranche of Re-Settable Security in question prior to such reset and the New Issuance Price; by (ii) one minus the percentage amount determined by dividing the number of common share equivalents issued through the New Issue Security by the total number of common share equivalents held by the Purchaser from all tranches of Re-Settable Securities (provided that such percentage can never be greater than 100%); and then adding the resulting product to the New Issuance Price. The foregoing adjustment will be made for each tranche of First Option Preferred Stock and its related warrants which may be outstanding at any time.

8. Second Option. In consideration of the Purchaser’s commitment to purchase the Debenture and form the Joint Venture as set forth herein, the Company hereby grants the Purchaser an irrevocable option (the “Second Option”) to purchase, in one or a series of transactions, voting convertible preferred stock (the “Second Option Preferred Stock”) that is convertible into such number of shares of Common Stock as is necessary to increase its ownership of the voting Common Stock, on an as-converted basis, to up to 60% of the Company’s voting Common Stock (after taking into consideration all outstanding First Option Preferred Stock and Second Option Preferred Stock on an as-converted basis). Such Second Option will only be exercisable following exercise of the First Option and will expire 12 months after the First Option Expiration Date as specified in paragraph 6 (or upon the First Option Expiration Date if no part of the First Option is exercised) (the “Expiration Date”) and may be exercised in whole or in part at any time up to the Expiration Date. The Second Option is irrevocable to the fullest extent permitted by law. The purchase price per share, which shall also equal the initial conversion price per share, of any Second Option Preferred Stock purchased on any given day will, to the extent any part of such Second Option is exercised within six (6) months of the First Option Expiration Date, be the lesser of a) $0.40/share or b) a price per share equal to $40,000,000 divided by the Company’s fully diluted shares outstanding on such date. To the extent any part of such Second Option is exercised after six (6) months, but within twelve (12) months of the First Option Expiration Date, then the purchase price of the Second Option Preferred Stock purchased on any given day will be the lesser of a) $0.50/share or b) a price per share equal to $50,000,000 divided by the fully diluted shares outstanding on such date. For the purposes of this paragraph, all convertible instruments shall be included on an as-converted basis in the definition of fully diluted shares outstanding and all options and warrants shall be included on an as-exercised basis in the calculation of fully diluted shares outstanding to the extent such options and warrants are “in-the-money” at the resulting Second Option purchase price per share on the date of such purchase. The exercise price of the Second Option may be paid in cash or in any combination of cash and Purchaser common stock at the option of the Purchaser.

Power3 Medical Products, Inc.
April 2, 2007

The parties agree that pursuant to this Second Option, the Purchaser may purchase on any given day Second Option Preferred Stock that is itself a voting security and is convertible into Common Stock outstanding, but that the Purchaser will also be issued warrants as additional consideration on such day that represents the same percentage of the non-voting Common Stock equivalents outstanding on such date. Thus, in addition to purchasing Second Option Preferred Stock on any given day, the Purchaser shall also receive as additional consideration a warrant to purchase that number of shares of Common Stock which is equal to a percentage (the “Warrant Issue Percentage”) of the Company’s total warrants, options and other non-voting equity or equity linked securities (all on an as-converted or as-exercised basis) which are outstanding on such date (after giving effect to the issuance of the new warrants). The Warrant Issue Percentage will be equal to the percentage of the Company’s total voting securities outstanding on such date (i.e., the sum of the Common Stock, the First Option Preferred Stock, and any Second Option Preferred Stock outstanding) that is represented by the new Second Option Preferred Stock that was issued on such day. Such warrants will have an exercise price equal to the initial conversion price of the Second Option Preferred Stock being purchased on such day. All warrants issued in conjunction with any tranche of Second Option Preferred Stock will have a five year term from the date of issuance. The conversion price of all Second Option Preferred Stock and the exercise price of any related warrants issued in connection therewith may be reset from time-to-time in accordance with the provisions of 9 hereof.

9. General Anti-Dilution Rights. The Company and the Purchaser agree that the conversion price for any of the Debenture, First Option Preferred Stock or Second Option Preferred Stock which may be outstanding at any time and the warrant exercise price of any warrants issued to the Purchaser in connection with any of the foregoing will be subject to customary anti-dilution rights in the case of stock splits, reorganizations, or any other corporate action that changes the number of shares outstanding absent a transaction for fair consideration.

10. Form of First Option Preferred Stock and Second Option Preferred Stock. The Company and the Purchaser hereby agree that any convertible preferred stock issued pursuant to the First Option or the Second Option shall have the powers, designations, preferences and relative, participating, optional and special rights as are customary in similar transactions and that shall be deemed advisable by the Purchaser, in its sole discretion. The Company and the Purchaser hereby further agree that any First Option Preferred Stock and any Second Option Preferred Stock shall be entitled to vote on as-converted basis with the Company’s Common Stock. The parties also agree that any shares of Common Stock issued or issuable pursuant to the Debenture, the First Option Preferred Stock, the Second Option Preferred Stock or the warrants received in connection with the First Option or Second Option shall not be subordinated in any way, whether with respect to voting rights or otherwise, to any other shares of capital stock that may be outstanding or proposed to be outstanding, without the written consent of the Purchaser.

Power3 Medical Products, Inc.
April 2, 2007

11. Registration Rights. All shares of the Company’s Common Stock which are issued to the Purchaser pursuant to the conversion of the Debenture, the First Option Preferred Stock or the Second Option Preferred Stock and/or any shares of the Company’s Common Stock issued in connection with the exercise of any warrants issued to the Purchaser will have demand and piggyback registration rights.

12. Board of Directors Rights. The Company agrees that as long as the Purchaser owns at least 10% of the voting securities outstanding, the Purchaser shall have the right to appoint at least one member of the Company’s Board of Directors upon written notice to the Company; provided, however, if the Purchaser elects not to appoint a director to the Board of Directors, it will have observer rights at all Board meetings and any other Board proceedings (including the right to review proposed transactions that require Board approval). The Company also agrees that during anytime in which (i) there are not at least two independent directors serving as members of the Compensation Committee or (ii) there are two (2) or more officers of the Company serving on the Compensation Committee, then the Purchaser shall have the rights to approve all Compensation Committee decisions prior to such decisions becoming final.

13. Closings. The Closing of the Debenture and the exercise of the First Option and Second Option will take place at such times and places as may be mutually agreed upon by the parties.

14. Right of First Refusal. At any time that any of the Debenture, First Option Preferred Stock or Second Option Preferred Stock remain outstanding or exercisable, the Purchaser shall have a 15 day right of first refusal (“Right of First Refusal”) to (i) purchase any shares of Company capital stock (or capital stock equivalents or any security convertible into capital stock) that the Company proposes to sell or otherwise issue for value (on the same terms and conditions) or (ii) provide any debt financing the Company seeks to obtain from any third party (on the terms and conditions contained in the offer by such third party).

15. Due Diligence. The Company understands and acknowledges that the Purchaser has not had an opportunity to complete its examination of the assets and records of the Company and the company will afford access to the Purchaser and its representatives to the books, records, properties and management of the Company at any mutually agreed upon time prior to the exercise of any part of the First Option or the Second Option.

16. Representations of the Company With Respect to Patents. In recognition of the fact that the Purchaser has not had the opportunity to complete its due diligence evaluation of the Company prior to the time in which this Agreement was signed, the Company acknowledges that the Purchaser is depending on the following representations and warranties in entering into this Agreement, which the Company is herewith making as of the date of this Agreement:

Power3 Medical Products, Inc.
April 2, 2007

(a) The Company is either the exclusive owner of all of the patents pending attached hereto as Confidential Exhibit A, or it has an exclusive license from the owner or partial owner of any such patent in which it does not own 100% of the economic interests to use such patent for the term of the patent on an unrestricted basis and has the rights to further sublicense any and all such patents in which it does not own 100% of the economic interests.

(b) For those patents that are partially owned by any third parties, there are no requirements to pay any royalties on any such patents until such time as the Company licenses any of the technology covered under such patents to third parties unaffiliated with the Company.

(c) To the best of the Company’s knowledge, there is no information in the hands of any employee, shareholder or officer of the Company that would or may impact on the patentability of any one or more of the Company’s patents pending identified on Confidential Exhibit A.

(d) To the best of the Company’s knowledge, none of the Company’s patents as listed on Confidential Exhibit A infringe upon any other third parties’ patents or claims under such third parties patents pending.

(e) The Company has not been notified by any third party that it or any of its patents pending infringe upon any other third parties patents or patents pending.

17. Conduct of the Company. From the date hereof until Closing:

(a) The Company shall conduct its business only in the normal and ordinary course.

(b) Neither the Company nor any of its affiliates, subsidiaries, directors, officers, employees, representatives or agents, shall directly or indirectly, alone or with others, solicit, encourage or initiate any offer or proposal from, or engage in any discussions or negotiations with, or provide any information to, or accept any offer from, any person, entity or group (other than the Purchaser and their respective officers, directors, employees, advisors, agents and representatives) concerning any inquiries or proposals for (i) the acquisition of all or any part of the outstanding capital stock or the assets of the Company, (ii) any merger, consolidation, joint venture or other business venture or transaction involving the Company (other than in the ordinary course of business) or (iii) any other transaction that is inconsistent with the Proposed Transaction set forth in this letter.

(c) The Company and its officers and directors shall promptly notify the Purchaser of any (i) material adverse change in the financial or other conditions of the Company or its business; or (ii) inquiries from third parties of the nature described in paragraph 17(b).

18. Publicity. The Company and the Purchaser agree that they will not make any disclosures about the existence or contents of this letter or negotiations relating to the Proposed Transaction or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect or proposed aspect of this Proposed Transaction without prior written notice to and written approval of the other parties, except as may otherwise be required by law or applicable securities exchange rules.  If a party is required to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

Power3 Medical Products, Inc.
April 2, 2007

19. General Representations and Warranties; Binding Agreement. Each of the parties hereto hereby represents and warrants to the other party that this Agreement: (i) has been validly executed and delivered by such party; (ii) has been duly authorized by all corporate or other action of such party necessary for the authorization thereof; (iii) constitutes a binding and enforceable obligation of such party, enforceable in accordance with its terms; and (iv) does not violate or interfere with any contract or legal requirement applicable to such party. The Company represents to the Purchaser that it is under no obligation, either oral or written, that would restrict or inhibit its ability to execute and deliver this letter of intent or to take the actions or to complete the transactions contemplated herein. This Agreement is intended to be a binding agreement of the parties; provided, however, that the First Option, Second Option and the Right of First Refusal shall be forfeited if the Purchaser fails to pay the Principal Amount to the Company as purchase price for the Debenture at Closing.

20. Termination.In the event that the Purchaser does not exercise the First Option for any reason within the time frame set forth in paragraph 6 hereof, the Company and the Purchaser shall each have the right to terminate this Agreement and any and all obligations arising thereto.

21. Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to the conflicts of laws principles of Florida or any other jurisdiction.

22. Fees and Expenses. The Purchaser, on one hand, and the Company, on the other hand, shall each bear and pay all costs and expenses (including, without limitation, finder’s or broker’s fees or commissions and fees and expenses of attorneys and consultants) they incur in connection with the transactions contemplated by this Agreement.

23. Remedies upon Breach. The Company acknowledges and agrees that: (i) Purchaser would be irreparably injured in the event of a breach of by the Company of any covenant or agreement under this Agreement; (ii) monetary damages would not be an adequate remedy for such breach; (iii) Purchaser shall be entitled to specific performance and other injunctive relief, without the necessity of the posting of a bond, in addition to any other remedy that they may have, in the event of any such breach; and (iv) the existence of any claims that Company may have against Purchaser, whether under this Agreement or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by Purchaser of any of their rights or remedies under this Agreement.

24. Attorneys’ Fees. In the event of any litigation arising under the terms of this Agreement, the prevailing party shall be entitled to recover its or their reasonable attorneys’ fees and court costs from the other party, including trial and appellate proceedings, as well as the costs of collecting any judgment.

25. Miscellaneous. This letter constitutes the entire agreement of the parties relating to the transactions contemplated by this letter and supersedes all prior contracts or agreements with respect to those matters, whether oral or written. All notices, requests, or consents provided for or permitted to be given under this letter must be in writing and, in the case of the Company and the Sellers, may be given to the addressee of this letter. A party’s rights and obligations under this letter are assignable only with the prior written consent of each other party. This letter may be amended only by a written agreement executed by all parties hereto. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This letter is solely for the benefit of the parties hereto, and shall not be construed to give rise to or create any liabilities or obligation to, or to afford any claim or cause of action to, any other person or entity. This letter shall be superseded in its entirety by the individual agreements comprising each component of the above transactions upon the approval and execution of each such agreement.

Power3 Medical Products, Inc.
April 2, 2007

If the foregoing accurately reflects the discussions between us to date, please indicate your acceptance and agreement below.

Very truly yours,

NEOGENOMICS, INC.

By:	/s/ Robert P. Gasparini
Robert P. Gasparini
President and Chief Scientific Officer

ACCEPTED AND AGREED:

POWER3 MEDICAL PRODUCTS, INC.

By:	/s/ Steven B. Rash
Steven B. Rash
Chairman and Chief Executive Officer

Date: April 2, 2007